Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Silicon Graphics, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-3 File No. 333-113116, Form S-4 File No. 333-110683, and Forms S-8 File Nos. 333-140243, 333-142169, and 333-149128) on Form 10-K of Silicon Graphics, Inc. of our report dated September 22, 2008, with respect to the consolidated balance sheets of Silicon Graphics, Inc. as of June 27, 2008 (Successor Company) and June 29, 2007 (Successor Company) and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended June 27, 2008 (Successor Company), the nine months ended June 29, 2007 (Successor Company), the three months ended September 29, 2006 (Predecessor Company), and the year ended June 30, 2006 (Predecessor Company), the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 27, 2008, which reports appear in the June 27, 2008 annual report on Form 10-K of Silicon Graphics, Inc.

As discussed in Note 24 to the consolidated financial statements, on September 19, 2006, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Plan of Reorganization (the Plan). The Confirmation Order became a final order on September 29, 2006 and the Company emerged from Chapter 11 on October 17, 2006. In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code as of September 29, 2006 as further described in Note 3 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

/s/    KPMG LLP

Mountain View, California

September 22, 2008